EXHIBIT 99
FOR IMMEDIATE RELEASE	CONTACT:
Thursday April 19, 2007	John A. Ustaszewski
Chief Financial Officer
(740) 657-7000
DCB FINANCIAL CORP ANNOUNCES
FIRST QUARTER 2007 EARNINGS
AND INCREASED DIVIDEND
LEWIS CENTER, Ohio, April 19, 2007 — DCB Financial Corp, (OTC Bulletin Board DCBF) announced earnings of $1.51 million, or $0.40 per basic and diluted share for the three months ended March 31, 2007, compared to $1.86 million, or $0.49 per basic and diluted share for the same period in 2006.
The Board of Directors declared an increase in the quarterly dividend from $0.14 to $0.15 per share payable May 15, 2007, to shareholders of record as of April 30, 2007.
President and Chief Executive Officer Jeffrey T. Benton commented, “Slower economic activity, strong price competition and more expensive deposit costs have all contributed to reduce our net interest margin, which was the primary cause of our decline in earnings. Continuing credit issues in our investment property portfolio also contributed to the decline. Other sources of revenue were generally strong and expenses remained under control.”
Mr. Benton added, “We are pleased to have opened the first of our five new branch locations scheduled to open in 2007 that will improve coverage of our market. They also include our new dialogue banking concept where our customers will enjoy a more personal experience with our new branch design that eliminates the teller counter.”
Net Income
Net income for the three months ended March 31, 2007 totaled $1.51 million, compared to net income of $1.86 million for the same period in 2006. Earnings per share was $.40 for the three months ended March 31, 2007 compared to $.49 for the three months ended March 31, 2006. The decrease in net income was related principally to slower growth in loans due to pricing competition and higher borrowing and deposit costs associated with the continued shift from low rate deposits into more expensive products. Also, increased credit costs related to the investment property portfolio negatively impacted the quarter. The credit issues associated with the investment property portfolio are similar to those being experienced by the overall banking industry.
Net Interest Income
With a flat yield curve, the deposit mix shift and lack of loan growth, the Corporation’s net interest margin for the first quarter declined compared to the first quarter 2006. Net interest income was $5.5 million for the three months ended March 31, 2007, compared to $5.8 million for the same period in 2006. The Company’s first quarter’s net interest margin also decreased to 3.49% on a fully tax equivalent basis, from 3.62% during the first quarter 2006. The decline is primarily attributed to higher borrowing and deposit costs associated with the current interest rate environment. The Bank has seen deposit growth primarily in products such as time deposits and money market accounts, which generally carry higher costs compared to checking and savings products. The Corporation has been able to reduce its overall borrowings due to the slower loan growth by replacing them with deposits.
Noninterest Income
Total noninterest income increased $95 thousand, or 6.9%, for the three months ended March 31, 2007, compared to the same period in 2006. The Corporation experienced increases in trust, data processing revenue and sales of mortgage loans in the secondary market. These increases are generally attributed to a higher number of accounts and customers served by the Corporation. Revenues from other services offered by the Bank remained at levels consistent with the prior year.
Noninterest Expense
Total noninterest expense increased $189 thousand, or 4.7%, for the three months ended March 31, 2007, compared to the same period in 2006. The increase was primarily the result of planned staff additions, occupancy expense related to the Corporation’s branch expansion, and the increase in compensation and employee benefits attributable to merit increases. The branch expansion program, while initially costly, is critical to the long term success in our growing market.
Analysis of Selected Financial Condition
The Corporation’s assets totaled $687,864 at March 31, 2007, compared to $681,872 at December 31, 2006, an increase of $5,992, or 0.9%. Total securities decreased slightly from $88,071 at December 31, 2006 to $88,050 at March 31, 2007. The entire securities investment portfolio is classified as available for sale. Management utilizes this classification to provide the Corporation with the flexibility to move funds into loans as demand warrants. The mortgage-backed securities portfolio, totaling $34,456 at March 31, 2007, provides the Corporation with a constant cash flow stream from principal repayments and interest payments. The Corporation held no structured notes during any period presented.
Total loans, including loans held for sale, decreased $5,688, or 1.0%, from $553,918 at December 31, 2006 to $548,230 at March 31, 2007. The Bank continues to capture a large percentage of the economic development activity within its geographic region. Some of the decline is also attributed to the Bank’s decision to exit the indirect lending market due to the tight margin and inherent cost structure of managing that program. The Bank has experienced a decline in loan balances due to unscheduled payoffs in the commercial portfolio due to intense competitive pricing and a significant reduction in investment property and indirect lending activities. The Bank’s local market continues to experience strong commercial real estate development activity and the pipeline in this portfolio is strong. Other loan categories in which the Corporation participates, commercial, industrial and consumer financing remained relatively stable or experienced small increases in loans outstanding.
Total deposits increased $12,345, or 2.4%, from $524,094 at December 31, 2006 to $536,439 at March 31, 2007. This growth is mainly attributed to the increase in deposit activity from the Corporation’s larger public fund customers. The Corporation utilizes a variety of alternative funding sources to overcome the competitive challenges experienced within its primary market. Continued reliance on outside funding rather than lower cost deposits could increase the Corporation’s overall cost of funds. The Bank has been able to utilize brokered certificates of deposits and money market sweeps, which provides additional funding for the Company’s loan portfolio. The Bank had approximately $25,040 in brokered certificates of deposit outstanding, a decrease of $7,093 from March 31, 2006. Growth of core deposits remains difficult due to the competition in the Corporation’s geographic area attributable to the increase of competitors’ branch locations. Management intends to continue to develop new products, and to monitor the rate structure of its deposit products to encourage the growth within its deposit liabilities. Noninterest-bearing deposits decreased $10,066, or 14.3%, while interest bearing deposits increased $22,411, or 4.9%. Total borrowings decreased to $89,601 from $95,512 during the three months ended March 31, 2007.
Provision and Allowance for Loan Losses
The provision for loan losses totaled $615 for the three months ended March 31, 2007, compared to $560 for the same period in 2006. DCB maintains an allowance for loan losses at a level to absorb management’s estimate of probable inherent credit losses in its portfolio. The largest percentage of charge-offs during 2007 was mainly attributed to the economic conditions that affected the investment property and indirect portfolios. Non-accrual loans for the period ending March 31, 2007 declined slightly to $5.044 million compared to $5.189 million for the period ending December 31, 2006. The majority of non-accrual balances are attributed to loans in the investment real estate sector that were not generating sufficient cash flow to service the debt. In addition, delinquent loans over thirty days from period to period increased to 2.96% at March 31, 2007 from 1.31% at March 31, 2006, and again are mainly attributed to the real estate investment portfolio. Management is of the belief that most real estate values are presently stable in the primary lending area. Management will continue to focus on activities related to monitoring, collection, and workout of delinquent loans. Management also continues to monitor exposure to industry segments, and believes that the loan portfolio remains adequately diversified.
Net charge-offs for the three months ended March 31, 2007 increased to $713, compared to $478 for the three months ended March 31, 2006. Annualized net charge-offs for the three months ended March 31, 2007 were 0.52% compared to 0.34% at March 31, 2006. Delinquent loans over thirty days declined slightly to 2.94% at March 31, 2007 from 2.96% at December 31, 2006. Non-performing loans to total loans totaled 0.93% of loans at March 31, 2007, compared to 0.24% at Mach 31, 2006. Management will continue to monitor the credit quality of the lending portfolio and will recognize additional provisions in the future to maintain the allowance for loan losses at an appropriate level. The balance of allowance for loan losses declined to $5,344, or .98% of total loans at March 31, 2007, compared to $5,617, or 0.99% of total loans at March 31, 2006.

SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
April 19, 2007 Press Release
DCB FINANCIAL CORP
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	March 31,	December 31,
	2007	2006
	(unaudited)
ASSETS
Cash and due from financial institutions	$16,445	$15,894
Federal funds sold	8,400	—

Total cash and cash equivalents	24,845	15,894
Securities available for sale	88,050	88,071
Loans held for sale	1,372	1,455
Loans	546,858	552,463
Less allowance for loan losses	(5,344)	(5,442)

Net loans	541,514	547,021
Real estate owned	387	—
Investment in FHLB stock	3,665	3,604
Premises and equipment, net	9,781	9,468
Investment in unconsolidated affiliates	968	968
Bank owned life insurance	9,525	9,396
Accrued interest receivable and other assets	7,757	5,995

Total assets	$687,864	$681,872

LIABILITIES
Deposits Noninterest-bearing	$60,362	$70,428
Interest-bearing	476,077	453,666

Total deposits	536,439	524,094
Federal funds purchased and other short-term borrowings	3,398	1,776
Federal Home Loan Bank advances	86,203	93,736
Accrued interest payable and other liabilities	1,603	867

Total liabilities	627,643	620,473

SHAREHOLDERS’ EQUITY
Common stock, no par value, 7,500,000 shares authorized, 4,273,200 issued at March 31, 2007 and December 31, 2006	3,780	3,780
Retained earnings	69,778	68,807
Treasury stock, at cost, 538,430 and 458,786 shares at March 31, 2007 and December 31, 2006	(13,091)	(10,841)
Accumulated other comprehensive loss	(246)	(347)

Total shareholders’ equity	60,221	61,399

Total liabilities and shareholders’ equity	$687,864	$681,872

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2007	2006
Interest and dividend income
Loans	$10,051	$9,427
Taxable securities	874	854
Tax-exempt securities	229	233
Federal funds sold and other	65	30

Total interest income	11,219	10,544

Interest expense
Deposits	4,724	3,646
Borrowings	1,016	1,075

Total interest expense	5,740	4,721

Net interest income	5,479	5,823

Provision for loan losses	615	560

Net interest income after provision for loan losses	4,864	5,263

Noninterest income
Service charges on deposit accounts	625	628
Trust department income	249	218
Net loss on sales of assets	(7)	(4)
Gains on sale of loans	88	51
Treasury management fees	116	153
Data processing servicing fees	90	83
Earnings on bank owned life insurance	129	128
Other	189	127

Total noninterest income	1,479	1,384

Noninterest expense
Salaries and other employee benefits	2,352	2,217
Occupancy and equipment	834	787
Professional services	99	115
Advertising	99	74
Postage, freight and courier	76	97
Supplies	64	68
State franchise taxes	158	134
Other	509	510

Total noninterest expense	4,191	4,002

Income before income taxes	2,152	2,645

Federal income tax expense	641	785

Net income	$1,511	$1,860

Basic and diluted earnings per common share	$0.40	$0.49

Dividends per share	$0.14	$0.13

DCB FINANCIAL CORP
Selected Key Ratios and Other Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	3/31/07	3/31/06
Key Financial Information
Net interest income	$5,479	$5,823
Provision for loan and lease losses	$615	$560
Non-interest income	$1,479	$1,384
Non-interest expense	$4,191	$4,002
Net income	$1,511	$1,860
Loan balances (average)	$552,862	$562,527
Deposit balances (average)	$513,504	$529,036
Basic earnings per common share	$0.40	$0.49
Diluted earnings per common share	$0.40	$0.49

Weighted Average Shares Outstanding (000) Basic	3,788	3,821
Diluted	3,796	3,827

DCB FINANCIAL CORP
Selected Consolidated Financial Information
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	3/31/07	3/31/06
Key ratios
Return on average assets	0.89%	1.08%
Return on average shareholders’ equity	9.99%	13.29%
Annualized non-interest expense to average assets	2.43%	2.28%
Efficiency ratio	60.23%	54.66%
Net interest margin	3.49%	3.62%
Equity to assets at period end	8.75%	8.13%
Allowance for loan losses as a percentage of period-end loans	0.98%	0.99%
Total allowance for losses on loans to non-performing loans	106%	421%
Net charge-offs (annualized) as a percent of average loans	0.52%	0.34%
Non-performing loans to total loans (net)	0.93%	0.24%
Delinquent loans (30+ days)	2.94%	1.38%

Business of DCB Financial Corp
DCB Financial Corp (the “Corporation”) is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the “Bank”) a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 16 full-service branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions; however such services are not a significant part of its current operations or revenues.
Application of Critical Accounting Policies
DCB’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.
The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation’s 2005 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.
Forward-Looking Statements
Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the “Bank”). Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.
The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.